INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MCAFEE.COM CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MCAFEE.COM CORPORATION
535 Oakmead Parkway
Sunnyvale, CA 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2002

To the stockholders of McAfee.com Corporation:

Notice Is Hereby Given that the Annual Meeting of Stockholders of McAfee.com Corporation, a Delaware corporation (the “Company”), will be held on May 23, 2002, at 10:00 a.m. local time at the Techmart, 5201 Great America Parkway, Santa Clara, California, for the following purposes:

(1)
To re-elect Stephen Richards and Richard Schell as Class III directors, each to serve a three year term, or until his successor has been elected and qualified or until his earlier resignation or removal.

(2)	To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2002.

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 25, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Evan S. Collins Secretary

Sunnyvale, California
April 30, 2002

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please sign, date and return the enclosed proxy as promptly as possible, or vote electronically through the Internet or by telephone, in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

TABLE OF CONTENTS

MCAFEE.COM CORPORATION
535 Oakmead Parkway
Sunnyvale, California 94085

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

May 23, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors”) of McAfee.com Corporation, a Delaware corporation (the “Company” or “McAfee.com”), for use at the Annual Meeting of Stockholders to be held on May 23, 2002 at 10:00 a.m. local time, or at any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held on May 23, 2002, at 10:00 a.m. local time, at the Techmart, 5201 Great America Parkway, Santa Clara, California. The Company intends to mail this proxy statement and accompanying proxy card on or about May 2, 2002, to all stockholders entitled to vote at the Annual Meeting.

Record Date; Voting Securities; Quorum

Only holders of record of the Company’s common stock at the close of business on March 25, 2002 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 11,816,950 shares of Class A common stock issued and outstanding and 36,000,000 shares of Class B common stock issued and outstanding. As of the Record Date, there were approximately 135 holders of record of the Class A common stock and one holder of record of the Class B common stock. Networks Associates, Inc. (“Network Associates” or “NAI”) holds all of the outstanding shares of the Company’s Class B common stock.

Each holder of record of the Class A common stock on the Record Date will be entitled to one vote for each share of Class A common stock held on all matters to be voted upon at the Annual Meeting. Network Associates, the sole holder of record of the Class B common stock on such date will be entitled to three votes for each share of Class B common stock held on all matters to be voted upon at the Annual Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters. As of March 25, 2002, Network Associates owned 36,000,000 shares of the Company’s Class B common stock, representing approximately 75.2% of the McAfee.com outstanding common stock and approximately 90.1% of the overall voting power of the capital stock.

The presence of a quorum is required to conduct the business proposed to be transacted at the Annual Meeting. The presence in person or by proxy of the holders of a majority in voting power of the Company’s stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Network Associates intends to be present at the Annual Meeting and, provided it is, a quorum will be present for all business conducted at such meeting.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will count as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instructions are given.

Voting Procedures

Submitting Proxies or Voting Instructions

McAfee.com stockholders of record may vote their shares by attending the Annual Meeting and voting their shares in person at the Annual Meeting, or by completing their proxy cards, signing, dating and mailing them in the enclosed postage prepaid envelopes. If a proxy card is signed by a stockholder of record and returned without voting instructions, the shares represented by the proxy will be voted (1) FOR the election of each of the two nominees for director named below, (2) FOR the ratification of PricewaterhouseCoopers LLP as the independent accountants of the Company for the fiscal year ending December 31, 2002 and (3) in the discretion of Srivats Sampath and Evan Collins, as the proxy holders, on any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Because Delaware, the state in which McAfee.com is incorporated, permits electronic submission of proxies, McAfee.com stockholders who are stockholders of record have the option to submit their proxies by using the telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow McAfee.com stockholders to appoint a proxy to vote their shares of McAfee.com common stock and to confirm that their instructions have been properly recorded. Instructions for voting by using the telephone or the Internet are printed on the proxy card for McAfee.com stockholders of record.

McAfee.com stockholders whose shares are held in the name of a broker or nominee must either direct the record holder of their shares as to how to vote their shares of McAfee.com common stock or obtain a proxy from the record holder to vote at the Annual Meeting. Beneficial holders of McAfee.com common stock should check the voting instruction cards used by their brokers or nominees to see if they may vote by using the telephone or the Internet.

Revocability of Proxies

McAfee.com stockholders of record may revoke their proxies at any time prior to the time their proxies are voted at the Annual Meeting. Proxies may be revoked by (i) delivering to the Secretary of McAfee.com, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and returning it before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation should be sent to McAfee.com Corporation, 535 Oakmead Parkway, Sunnyvale, California 94085, Attention: Secretary, or hand delivered to the Secretary of McAfee.com at or before the taking of the vote at the Annual Meeting. McAfee.com stockholders of record may also revoke proxies by a later-dated proxy using the telephone or Internet voting procedures described on their proxy cards.

McAfee.com stockholders whose shares are held in the name of a broker or nominee may change their votes by submitting new voting instruction cards to their brokers or nominees. Those McAfee.com stockholders may not vote their shares in person at the Annual Meeting unless they obtain a signed proxy from the record holder giving them the right to vote their shares.

Proxy Solicitation

The cost of soliciting proxies, including the preparation, assembly, printing and mailing of the proxy statement, the proxy material and any other material provided to stockholders, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. The Company may use the services of its officers, directors, and other regular employees to solicit proxies, personally or by telephone. No additional compensation will be paid to officers, directors, and other regular employees for such services.

Stockholder Proposals

For a stockholder’s proposal to be included in the Company’s proxy statement for the 2003 Annual Meeting of Stockholders, the stockholder must follow the procedures of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the proposal must be received by the Secretary of the Company not later than January 2, 2003.

In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered timely, the Company’s Bylaws require that such proposals must be submitted to the Secretary of the Company, not later than January 23, 2003 unless the Annual Meeting is called for a date earlier than April 23, 2003 or later than June 22, 2003, in which case such proposal must be received within a reasonable time before the day on which notice of the date of the meeting is mailed.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors is currently comprised of five directors. The Company’s Third Amended and Restated Certificate of Incorporation (the “Charter”) divides the Board of Directors into three classes, Class I, Class II and Class III, with members of each class serving staggered three year terms. One class of directors is elected by the stockholders at each annual meeting to serve a three year term and until their successors are duly elected and qualified. The Class III directors will stand for reelection or election at the Annual Meeting. The Class I directors will stand for reelection or election at the 2003 annual meeting and the Class II director will stand for reelection or election at the 2004 annual meeting. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the proxy holders may determine. The Company is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

Directors are elected by a plurality vote. The nominees receiving the highest number of affirmative votes shall be elected as a Class III director of the Company. Broker non-votes, if any, will not affect the outcome of the vote on the election of directors.

Under a voting agreement with Network Associates, for so long as Network Associates owns at least 20% of the Company’s outstanding voting power, it will vote its shares of McAfee.com capital stock in favor of the election of two independent directors. Richard Schell, a Class III nominee, is an independent director.

Nominees and Directors

The names of the nominees for election as Class III directors at the Annual Meeting and of the incumbent Class I and Class II directors, and certain information about them as of December 31, 2001, are set forth below:

Name	Age	Principal Occupation	Year of Expiration of Term	Director Since
Nominees for Class III Directors:
Stephen Richards(2)	48	Chief Financial & Operating Officer, Networks Associates, Inc.	2002	2001
Richard Schell(1)(2)	52	Private Investor	2002	1999

Incumbent Class I Directors:
Frank Gill(1)(2)	58	Private Investor	2003	1999
George Samenuk(1)	46	President and Chief Executive Officer, Networks Associates, Inc.	2003	2001
Incumbent Class II Director:
Srivats Sampath	42	Chief Executive Officer, McAfee.com Corporation	2004	1999

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.

There are no family relationships among any of the Company’s directors or executive officers.

Stephen Richards has served as a director at McAfee.com since April 2001. Mr. Richards has been Chief Financial Officer of Network Associates since April 2001. In November 2001, Mr. Richards was also named Chief Operating Officer of Network Associates. Mr. Richards is a 23 year industry veteran who, prior to joining Network Associates, served in several senior level executive positions with E*Trade Group, Inc. While with E*Trade Group, Mr. Richards held the positions of chief financial officer, senior vice president for strategic development, and senior vice president for electronic trading strategies. He joined the company prior to their successful initial public offering, and played a key role in building the finance organization and determining the overall strategic direction of the company. Before joining E*Trade Group, Mr. Richards spent 12 years with Bear Stearns, serving as managing director and chief financial officer of the Correspondent Clearing Division. He also held management positions with A. G. Becker Paribas, Jefferies Group, Inc. and Coopers & Lybrand. Mr. Richards also serves as a director of Tradestation Group, Inc. and sits on its compensation committee. Mr. Richards received a B.A. in Statistics and Economics from the University of California, Davis, and an MBA (Finance) from the University of California, Los Angeles.

Richard Schell has served as a director at McAfee.com since September 1999. Dr. Schell has spent 20 years in the high-tech industry. Dr. Schell was Chief Executive Officer of iSharp, Inc. from September 1999 to February 2001 when the company filed for bankruptcy protection. From October 1994 to February 1998, Dr. Schell served as Senior Vice President at Netscape Communications where he led the engineering team and then moved on to head up the Client Product Division. Prior to Netscape, from January 1993 to October 1994, Dr. Schell was Vice President of Engineering at Central Point Software, now part of Symantec. From 1989 to 1992, Dr. Schell served as Vice President of the Languages and Database business, for Borland International. Dr. Schell received his A.B., M.S. and Ph.D. in computer science from the University of Illinois.

Frank Gill has served as a director at McAfee.com since September 1999. Mr. Gill is a 23-year veteran of Intel Corporation where he held a variety of positions in sales and marketing, product development, and manufacturing operations. At the time of his retirement in June 1998, he was an Executive Vice President of Intel. Mr. Gill also serves as a director of Inktomi Corporation, Logitech, Inc., Tektronix, Inc., Niku, Inc., and Pixelworks, Inc. Mr. Gill received his B.S. degree in electrical engineering from the University of California at Davis.

George Samenuk has served as a director at McAfee.com since January 2001, and Chairman of the Board since March 2001. Since January 2001, Mr. Samenuk has been President and Chief Executive Officer of Network Associates. From January 2000 to January 2001, Mr. Samenuk served as president and CEO of Tradeout, Inc., a privately held global online exchange for business surplus. Previously, he served as the General Manager of the Americas for IBM Corporation, where he was responsible for IBM’s operations in the United States, Canada, and Latin America. Mr. Samenuk also served as general manager of IBM’s ASEAN/South Asia region with responsibility for sales and support of IBM products in 17 countries throughout Asia. In addition, he has served as vice president of banking, finance and securities industries for IBM Global Services. Mr. Samenuk received an A.B. in Political Science from Brown University.

Srivats Sampath has served as McAfee.com’s President and Chief Executive Officer since December 1998. Mr. Sampath has over 15 years of experience serving in management and executive roles in the computer industry. From June 1998 to December 1998, Mr. Sampath served as the Vice President of Worldwide Marketing of Network Associates. From June 1996 to December 1997, Mr. Sampath served as the Vice President of Product Marketing for Netscape Communications, a provider of Internet software and services. From June 1993 to June 1996, Mr. Sampath served as the President and Chief Executive Officer of Discussions Corporation, a company that he founded to develop e-mail based groupware solutions. From 1991 to 1993, Mr. Sampath served as the Director of Product Marketing for Network and Security Products of Central Point Software, Inc. From 1984 to 1991, Mr. Sampath managed the LAN Enhancement Operations and Microcomputer Communications Division of Intel Corporation. Mr. Sampath also serves on the boards of WebTrends Corporation and Cadabra.com. Mr. Sampath received his B.S. degree in electronics and telecommunications engineering from Madras University in India.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Board of Directors Committees and Meetings

During the fiscal year ended December 31, 2001 the Board of Directors held nine meetings. The Board of Directors has an Audit Committee and a Compensation Committee.

Audit Committee.    The Audit Committee reviews the Company’s internal accounting procedures and considers and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of the Company’s independent auditors, the scope of annual audits, fees to be paid to the independent auditors and the performance of the independent auditors. The Audit Committee is comprised of three non-employee directors: Mr. Gill, Mr. Richards and Dr. Schell. The Audit Committee held four meetings during the fiscal year ended December 31, 2001.

Mr. Gill and Dr. Schell are “independent” members of the Audit Committee as defined under the National Association of Securities Dealers’ (“NASD”) listing standards. Mr. Richards is not “independent” due to his employment as Chief Financial and Operations Officer of Network Associates. As of March 25, 2002, Network Associates owned 36,000,000 shares of the Company’s Class B common stock, representing approximately 75.2% of the McAfee.com outstanding common stock and approximately 90.1% of the overall voting power of the capital stock. Although the Board of Directors has determined that Mr. Richards is not independent, the Board of Directors has determined that Mr. Richards’ membership is required by the best interests of the Company and stockholders. This is so particularly in light of the exceptional and limited circumstances surrounding Network Associates’ ownership of the stock, licensing of technology to and from McAfee.com, and the scope and nature of services provided by Network Associates to the Company. During 2001 and prior to his resignation from the Board of Directors on January 2, 2001, Prabhat Goyal served as a member of the Audit Committee. During his service on the Audit Committee, Mr. Goyal was not “independent” due to his employment at such time as Chief Financial Officer of Network Associates.

Compensation Committee.    The Compensation Committee establishes salaries, bonuses, benefits and stock option grants for McAfee.com employees, consultants and other individuals compensated by the Company. The Compensation Committee also administers the Company stock option and other employee benefit plans. The Compensation Committee consists of three non-employee directors: Mr. Samenuk, Mr. Gill and Dr. Schell. The Compensation Committee met four times during the fiscal year ended December 31, 2001. During 2001 and prior to his resignation from the Board of Directors on January 19, 2001, William Larson served as a member of the Compensation Committee.

During the fiscal year ended December 31, 2001, each director attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he served that were held during the period for which he was a director or committee member, respectively, except for Dr. Schell who attended 66.6% of the meetings.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2002 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting will be required to approve this proposal. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes, if any, will be counted as present and will have the same effect as a vote against this proposal.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 15, 2002 by: (a) all those known by the Company to be beneficial owners of more than five percent of its common stock; (b) each of the executive officers named in the Summary Compensation Table; (c) each director and nominee for director; and (d) all executive officers and directors of the Company as a group.

	Beneficial Ownership(1)
Name and Address of Beneficial Owners	Number of Class A Shares Owned(2)	Number of Class B Shares Owned(2)	Number of Vested Options of Class A(3)	Percent of Outstanding Class A	Percent of Outstanding Class B	Percent of All Outstanding Shares
5% Stockholder:
Network Associates, Inc.(4) 3965 Freedom Circle Santa Clara, CA 95054	—	36,000,000	—	—	100%	75.2%

Named Executive Officers & Directors:
Srivats Sampath(5)	9,394	—	614,583	5.3%	—	1.3%
Evan Collins(6)	—	—	29,374	*	—	*
George Samenuk(7)	—	36,000,000	—	—	100%	75.2%
Frank Gill(8)	—	—	27,395	*	—	*
Stephen Richards	—	—	—	—	—	—
Richard Schell(9)	—	—	32,395	*	—	*
Executive officers and directors as a group (6 persons)	9,394	36,000,000	703,747	6.0%	100%	76.8%

*	Less than 1 percent.
(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the “SEC”). Except as set forth above, the business address of each named individual is that of the Company. Applicable percentages are based on 11,790,998 outstanding shares of Class A common stock and 36,000,000 outstanding shares of Class B common stock on March 15, 2002.

(2)
Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. The ownership is shown as a percentage of the relevant class of common stock. To the Company’s knowledge, each person, has sole voting and investment power over the shares unless otherwise noted. The SEC rules for the determination of beneficial ownership are very complex. However, generally shares owned directly, plus those controlled (e.g. owned by members of their immediate families), are considered beneficially owned. This column excludes shares that may be acquired through stock option exercises.

(3)	Includes shares that that are currently exercisable or will become exercisable within 60 days of March 15, 2001.
(4)	According to Schedule 13G filed with the Commission on February 10, 2000, Network Associates has the following power with respect to these shares:
•	deemed to have sole power to vote or to direct the vote: 36,000,000 Class B shares
•	deemed to have sole power to dispose or direct the disposition: 36,000,000 Class B shares
(5)
Mr. Sampath has an option to purchase 950,000 shares of McAfee.com Class A common stock, 614,583 of which will be vested or exercisable as of May 14, 2002. Mr. Sampath is also deemed the beneficial owner of 140,625 shares of common stock of Network Associates, the majority stockholder of McAfee.com, all of which shares may be acquired by Mr. Sampath pursuant to presently exercisable options. These shares represent less than 1% of the voting power of the outstanding capital stock of Network Associates.

(6)
Mr. Collins has options to purchase 150,000 shares of McAfee.com Class A common stock, 29,374 of which will be vested or exercisable as of May 14, 2002. Mr. Collins is also deemed the beneficial owner of 4,111 shares of common stock of Network Associates, the majority stockholder of McAfee.com, all of which shares may be acquired by Mr. Collins pursuant to presently exercisable options. These shares represent less than 1% of the voting power of the outstanding capital stock of Network Associates.
(7)	Includes the 36,000,000 shares of Class B common stock owned by Network Associates. Mr. Samenuk is President and Chief Executive Officer of Network Associates.
(8)	Mr. Gill has an option to purchase 70,000 shares of McAfee.com Class A common stock, 27,395 of which will be vested or exercisable as of May 14, 2002.
(9)	Dr. Schell has an option to purchase 75,000 shares of McAfee.com Class A common stock, 32,395 of which will be vested or exercisable as of May 14, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2001, its officers, directors and greater than ten percent beneficial owners made all required Section 16(a) filings with two exceptions. Specifically, Mr. Gill and Mr. Collins both filed timely reports for the October 2001 reporting period; however, both reports contained inadvertent errors which when discovered were promptly amended.

EXECUTIVE COMPENSATION

Director Compensation

The Company reimburses non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors of the Company. The Company currently does not pay fees to its directors for attendance at meetings or for their services as members of the Board of Directors.

The Company’s 1999 director option plan was adopted by the Board of Directors and approved by Network Associates, the Company’s sole stockholder in September 1999. Members of the Board of Directors who are not McAfee.com employees, or employees of any parent, subsidiary or affiliate of McAfee.com, are eligible to participate in the plan. The option grants under the plan are automatic and nondiscretionary, and the exercise price of the options is the fair market value of our Class A common stock on the date of grant.

In connection with their addition to the Company’s Board of Directors in September 1999, Mr. Gill and Dr. Schell were each granted an option to acquire 75,000 shares of McAfee.com Class A common stock under the Company’s director option plan. Each eligible director, other than Mr. Gill and Dr. Schell, is automatically granted an initial option to purchase 40,000 shares of McAfee.com Class A common stock under the director option plan upon first becoming a non-employee director. Subsequently, each eligible director, including Mr. Gill and Dr. Schell, is automatically granted an additional option to purchase 10,000 shares of Class A common stock on the anniversary date of such director’s service as a director so long as the director has served continuously as a member of the Board of Directors since the date of the director’s initial grant. On September 28, 2001, Mr. Gill and Dr. Schell were each granted an option under the director option plan to purchase 10,000 shares of McAfee.com Class A common stock at an exercise price of $11.55 per share.

The director options have ten-year terms, but vested options generally terminate three months after the date the director ceases to be a director, or twelve months after a termination due to death or disability. All unvested options terminate when the director ceases to be a director. Options granted under the director plan become exercisable over a four year period with 25% of the shares becoming exercisable after one year and the remainder becoming exercisable at a rate of 2.083% each subsequent month, so long as the director continues as a member of the Board of Directors. In the event of the Company’s merger with or into another corporation or the sale of substantially all of the Company’s assets, options granted under the plan will become fully vested and immediately exercisable if not otherwise assumed or substituted by the acquiror, or if the optionee does not continue to serve as a director of the Company or a successor corporation.

Information About McAfee.com’s Executive Officers

Information about Mr. Sampath, the Chief Executive Officer is included under the caption “Nominees and Directors.”

Mr. Collins has served as McAfee.com’s Vice President, Chief Financial Officer and Secretary since July 1999. From September 1996 to July 1999, Mr. Collins was Corporate Controller of Network Associates. From August 1989 to September 1996, Mr. Collins held various financial positions at Sun Microsystems. Mr. Collins received his B.S. degree in electrical engineering from Stanford University and a M.B.A. from Duke University.

Executive Compensation

Summary Compensation Table

The following table indicates information concerning compensation of the Company’s Chief Executive Officer and Chief Financial Officer (collectively the “Named Executive Officers”) for the years ended December 31, 1999, 2000 and 2001.

Name and Principal Position	Age	Year	Salary ($)(1)	Bonus($)	Number of McAfee.com Securities Underlying McAfee.com Options(#)	Number of NAI Securities Underlying NAI Options(#)	All Other Compensation ($)(2)
Srivats Sampath President and Chief Executive Officer	42	2001 2000 1999	$272,917 250,000 240,000	$84,562 57,479 62,608	250,000 — 900,000	— — —	$4,000 3,375 3,250

Evan Collins(3) Vice President, Chief Financial Officer and Secretary	39	2001 2000 1999	240,166 201,000 89,560	65,075 46,189 39,730	100,000 — 170,000	— — 10,000	4,000 3,375 3,179

(1)	Salary includes amounts deferred under the Network Associates 401(k) Plan.
(2)	These amounts reflect employer matching contributions under the Network Associates 401(k) Plan.
(3)	Mr. Collins’ salary is for the period from July 1, 1999 through December 31, 2001. Prior to July 1, 1999 Mr. Collins was employed by Network Associates.

The Named Executive Officers serve at the discretion of the Board of Directors. There are no family relationships among any of the Company’s directors and Named Executive Officers.

Compensation Pursuant to Plans

Option Grants In Last Fiscal Year

The following table provides information concerning grants of options to purchase McAfee.com Class A common stock made during the fiscal year ended December 31, 2001 to the Named Executive Officers.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price ($/Share)	Expiration Date	5%($)	10%($)
Srivats Sampath	250,000	12.7%	$4.969	1/31/11	$781,244	$1,979,826
Evan Collins	100,000	5%	4.969	1/31/11	312,497	791,930

(1)
All of the above options for McAfee common stock granted in 2001 have 10-year terms, unless otherwise terminated earlier and vest as to 25% of the shares on January 31, 2002, and 1/48th of the shares each month thereafter, provided that such optionee continues to be employed by McAfee.com. Pursuant to the change of control agreements entered into by each of Messrs. Sampath and Collins (as further described below), in the event of a change of control, any McAfee.com options owned by the executive will become fully vested and exercisable if the successor fails to assume, or substitute for, such options, or if the executive’s employment is terminated for certain reasons following a change in control.

(2)	In the fiscal year ended December 31, 2001, the Company granted options to purchase up to an aggregate of 1,968,000 shares to employees, directors and consultants.
(3)
The potential realizable values are based on an assumption that the price of McAfee.com Class A common stock will appreciate at the compounded annual rate shown from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth of the shares of McAfee.com Class A common stock.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2001 and the vested and unvested options held by them as of December 31, 2001.

Name	Company Grating Option	Shares Acquired On Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at 12/31/01		Value of Unexercised In-the-Money Options at 12/31/01(2)
				Vested	Unvested	Vested	Unvested
Srivats Sampath	McAfee.com	200,000	$3,660,410	456,250	493,750	$13,798,506	$14,607,054
	NAI	—	—	125,000	25,000	—	—

Evan Collins	McAfee.com	65,000	738,074	8,332	171,668	236,048	4,905,676
	NAI	49,374	535,625	9,871	8,022	145,967	118,625

(1)	Equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares.
(2)
Calculated by taking the closing market price on December 31, 2001 of $33.91 for McAfee.com and $25.85 for NAI, less the exercise price, multiplied by the number of shares issuable upon exercise of the option. The amounts in these columns may not represent amounts actually realized by these executive officers.

Employment Agreements

McAfee.com has not entered into any employment or severance agreements covering its executive officers other than a change of control agreement that it entered into as of July 14, 2000, which was amended as of August 1, 2001, with each of Messrs. Sampath and Collins.

The change of control agreements provide that if Messrs. Sampath or Collins (i) is terminated without cause (as defined in the agreements) within 12 months following a change of control or between the execution of an agreement to effect a change of control and the effective date of a change of control or (ii) terminates for good reason (as defined in the agreements), then he is entitled to: (a) salary and a pro-rated portion of his target bonus for the year of termination through the date of termination; (b) 12 months of salary; and (c) continued health care benefits for up to one year from termination. In addition, all the executive’s McAfee.com options become fully vested and exercisable, and all McAfee.com restricted stock (if any) become fully transferable. For purposes of these agreements, a “change of control” includes: (A) a change in the Board of Directors within a two-year period, which results in less than a majority of the incumbent directors (as defined in the agreements) being members of the Board of Directors; (B) so long as Network Associates owns at least 50.1% of the voting power of McAfee.com, a Network Associates change of control; (C) the dissolution or liquidation of McAfee.com; or (D) the acquisition of all or substantially all of McAfee.com’s issued and outstanding stock by Network Associates or a wholly owned subsidiary of Network Associates.

Additionally, the change of control agreements provide that in connection with a “change of control” (as described above), in the event an acquiror or successor does not assume or substitute equivalent options for all of the executive’s McAfee.com options, then such options will become fully vested and exercisable immediately prior to the change of control and any restricted stock owned by the executive shall become freely transferable. The change of control agreements also provide that if the benefits under the agreement or otherwise payable to each of Messrs. Sampath and Collins, respectively (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and (ii) but for this provision would subject the executive to an excise tax, then the executive’s severance benefits will be reduced to the extent that such reduction gives the executive a greater after tax benefit.

Limitation of Liability and Indemnification

The Company’s Charter and Bylaws provide for the indemnification of the Company’s directors and officers to the fullest extent permitted by Section 145 of the Delaware law, including circumstances in which indemnification is otherwise discretionary.

The Company has entered into agreements to indemnify certain directors and executive officers in addition to the indemnification provided for in the Company’s Charter and Bylaws. These agreements, among other things, provide for indemnification of the directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his services as a director or executive officer or at the Company’s request. The Company believes that these provisions and agreements are necessary to attract and retain qualified people as directors and executive officers.

The Company also has obtained directors and officers liability insurance, which insures against liabilities that its directors and officers may incur in such capacities.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON
EXECUTIVE COMPENSATION1

During 2001, the Compensation Committee of the Board of Directors consisted of William Larson (prior to his resignation from the Board of Directors in January 2001), Frank Gill, George Samenuk, and Richard Schell, none of whom has served as a Company employee or officer at any time. The Compensation Committee is responsible for setting and administering policies governing compensation of executive officers, including the annual Bonus Plan and the 1999 Stock Plan. In addition, the Compensation Committee reviews compensation levels of other management level employees, evaluates the performance of management and reviews other compensation-related issues.

Compensation Policies

McAfee.com’s compensation policy is designed to enable the Company to attract, retain and reward executive officers who are likely to contribute to the Company’s long-term success. The Compensation Committee also believes that a strong correlation should exist between executive compensation, business objectives and the Company’s overall performance.

In preparing the performance graph for this proxy statement, the Company has selected the CRSP Total Return Industry Index for NASDAQ Computer and Data Processing Services Stock Index (“CRSP Index”). The companies which the Company uses for comparison of salary and compensation information are not necessarily those included in the CRSP Index, because they were determined not to be competitive with the Company for executive talent or because compensation information was not available.

Components of Compensation

There are three components of the Company’s executive compensation program, which are intended to attract and retain executive officers and to motivate them to improve the Company’s financial position and to create value for McAfee.com stockholders.

Salary

The Compensation Committee strives to offer salaries to the Company’s executive officers which are competitive with salaries offered by companies of similar size and market capitalization in the software industry. Base salaries are reviewed on an annual basis and are subject to adjustment based upon the individual’s contribution to the Company and changes in salary levels offered by comparable companies. In determining executive officers’ salaries, the Compensation Committee considers information provided by the Chief Executive Officer with respect to individual officer responsibilities and performance, as well as salary surveys and similar data available from independent sources.

Bonuses

All executive officer awards under the Company’s Bonus Plan for 2001 were contingent upon the Company achieving certain performance goals established by the Board of Directors. Target amounts of bonuses for each executive officer are set annually by the Compensation Committee and are specifically weighted for identified

[1]
This section is not "soliciting material," is not deemed "filed" with the SEC, and is not incorporated by reference into any of the Company's filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

financial, management, strategic and operational goals. The Compensation Committee reviews performance against the goals and approves payment of the bonuses. In 2001, bonuses awarded under the plan to Mr. Sampath, President and Chief Executive Officer, totaled $83,812. The bonuses received by Mr. Sampath under the plan in 2001 were 23.4% of his total cash compensation. Bonuses awarded under the plan in 2001 to Evan Collins, Vice President, Chief Financial Officer and Secretary, totaled $65,075 which represented 21.3% of his total cash compensation.

Equity Incentives

The Compensation Committee believes that employee equity ownership provides a major incentive to employees in building stockholder value and serves to align the interests of employees with the interests of the Company’s stockholders. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Compensation Committee considers the position of the officer, the current stock ownership of the officer, the number of shares which continue to be subject to vesting under outstanding options and the expected future contribution of the officer to the Company’s performance, giving primary weight to the officer’s position and his expected future contributions. In addition, the Compensation Committee compares the stock ownership and options held by each officer with the other officers’ equity positions and the officer’s experience and value to us.

Compensation of the Chief Executive Officer

In 2001, Mr. Sampath’s base rate salary was increased to $300,000. In making such determination, the Compensation Committee considered, among other things, compensation data for chief executives of comparable companies.

The Chief Executive Officer evaluates the performance of the other executive officer on an annual basis and recommends salary adjustments, which are subject to review and approval by the Compensation Committee. Performance evaluations for individual executive officers are based on predetermined individual goals proposed by management and approved by the Compensation Committee.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits deductions for federal income tax purposes, for certain executive compensation exceeding $1,000,000 for any executive officer in any year. McAfee.com’s 1999 Stock Plan enables compensation recognized in connection with the exercise of options to qualify as an exception to the deduction limit. The Compensation Committee will continue to evaluate the issues relating to executive compensation and will take appropriate action where necessary. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws where possible.

CO	MPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

George Samenuk
Frank Gill
Richard Schell

Compensation Committee Interlocks and Insider Participation

Mr. Samenuk, Mr. Gill and Dr. Schell served on the Compensation Committee in the fiscal year ended December 31, 2001. Mr. Samenuk is the current President and Chief Executive Officer of Network Associates. During 2001 and prior to his resignation from the Board of Directors on January 19, 2001, Mr. Larson, the former Chief Executive Officer of Network Associates, also served as a member of the Compensation Committee. The Company is party to several agreements with Network Associates, descriptions of which can be found under the caption “Relationship with Network Associates and Certain Transactions.” No director or executive officer of the Company serves on the compensation committee of the board of directors of any company for which Mr. Samenuk, Mr. Gill or Dr. Schell serve as executive officers or directors.

REPORT OF THE
AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS2

The Audit Committee is comprised of three directors, two of whom are “independent” under Rule 4200(a)(15) of the NASD listing standards. Mr. Richards is not “independent” due to his employment as Chief Financial and Operations Officer of Network Associates. Although the Board of Directors has determined that Mr. Richards is not independent, the Board of Directors has determined that Mr. Richards’ membership is required by the best interests of the Company and stockholders. The Audit Committee operates under a written charter which was adopted by the Board of Directors in 2000.

The primary responsibilities of the Audit Committee are to (1) review on a continuing basis the internal financial reporting system and controls and audit function of the Company, (2) review the independent auditors’ proposed scope and approach, (3) conduct a post-audit review of the financial statements and audit findings and (4) review the performance and monitor the independent auditors.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2001 with management and with the Company’s independent auditors, PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining the auditor’s independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2001 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the SEC.

AU	DIT COMMITTEE OF THE BOARD OF DIRECTORS

Richard Schell
Frank Gill
Stephen Richards

[2]
This section is not "soliciting material," is not deemed "filed" with the SEC, and is not incorporated by reference into any of the Company's filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

AUDIT FEES

Audit Fees

Audit fees billed to the Company by PricewaterhouseCoopers LLP during the Company’s 2001 fiscal year for audit of the Company’s annual financial statements and review of the financial statements included in the Company’s quarterly reports on Form 10-Q totaled $180,000.

Financial Information Systems Design and Implementation Fees

The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

All Other Fees

Fees billed to the Company by PricewaterhouseCoopers LLP during the Company’s 2001 fiscal year for all other non-audit services rendered to the Company, including tax related services, totaled $58,500.

PERFORMANCE MEASUREMENT COMPARISON3

The following graph compares the cumulative total returns for the Company’s Class A common stock for the period commencing December 2, 1999 and ending December 31, 2001 to the CRSP Total Return Index for the NASDAQ Composite Index and the CRSP Total Return Industry Index for NASDAQ Computer and Data Processing Services Stocks (“C&DP Index”), each of which assumes an initial value of $100 and reinvestment of dividends. The performance on the following graph is not necessarily indicative of future stock price performance.

	McAfee.com	Nasdaq Composite Index	CRSP Total Return Industry Index
12/2/99	$100.00	$100.00	$100.00
12/31/99	$102.27	$117.86	$127.42
12/29/00	$11.36	$71.55	$58.64
12/31/01	$77.07	$56.49	$47.22

[3]
This section is not "soliciting material," is not deemed "filed" with the SEC, and is not incorporated by reference into any of the Company's filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

RELATIONSHIP WITH NETWORK ASSOCIATES AND CERTAIN TRANSACTIONS

Since January 1, 2001, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of McAfee.com common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than:

•	compensation arrangements, which are described above; and

•	the transactions described below.

Transactions with Network Associates

McAfee.com has entered into certain agreements with Network Associates for the purpose of defining their ongoing relationship. These agreements were developed in the context of a parent/subsidiary relationship and therefore are not the result of arms-length negotiations between independent parties. McAfee.com also has entered into certain agreements with other affiliates of Network Associates. Mr. Samenuk currently serves as the Chief Executive Officer and Chairman of the Board of Network Associates. Mr. Richards currently serves as the Chief Operating Officer and Chief Financial Officer of Network Associates. Mr. Sampath is deemed to be an executive officer of Network Associates as the chief executive officer of a significant subsidiary of Network Associates under Section 16 of the Exchange Act.

Corporate Management Services Agreement.    On January 1, 1999, the Company entered into a Corporate Management Services Agreement with Network Associates under which Network Associates provides the Company certain administrative services. Under this agreement, Network Associates provides to the Company services relating to tax, accounting, insurance, employee benefits administration, corporate record-keeping, payroll, information technology infrastructure and facilities management. In addition, the Company may request certain additional services to be provided from time-to-time in the future, with the fee for such additional services subject to negotiation between the parties. From January 1, 1999 to December 31, 2000 the Company’s share of such costs was calculated based on headcount. In January 2001, the Company entered into an amended corporate management services agreement with Network Associates whereby the Company agreed to pay Network Associates $400,000 per calendar quarter for the services relating to tax, accounting, insurance, employee benefits administration, corporate record-keeping, payroll, information technology infrastructure and facilities management. Under this agreement Network Associates charged the Company $1.6 million, $5.8 million, and $3.7 million in 2001, 2000, and 1999, respectively.

The corporate management services agreement may be terminated either by the Company upon 30 days notice, or by Network Associates when it ceases to own a majority of the Company’s outstanding voting stock. Following a termination of this agreement, the Company may be unable to secure these services from others on acceptable terms. If the Company is unsuccessful in obtaining acceptable provision of these services upon termination of the corporate management services agreement, the Company’s future financial performance could be adversely affected.

Cross License Agreement.    The Company entered into a technology cross license agreement with Network Associates through one of Network Associates’ wholly owned subsidiaries. Under this agreement, Network Associates has granted the Company worldwide non-exclusive patent licenses and exclusive copyright licenses for the sale or licensing of software products or software services solely via the Internet to certain OEMs and end users. In consideration for the license and rights granted under the agreement, the Company is required to pay Network Associates a 7% royalty on revenues from related product and subscription sales. Also under this agreement, the Company has granted Network Associates a non-exclusive patent licenses and exclusive copyright licenses for the sale of products to enterprise customers through any method of distribution including the Internet and to end users not solely via the Internet. In consideration for the rights granted under this license, Network Associates is required to pay the Company a royalty of $250,000 per quarter.

During 2001, 2000, and 1999, the Company was charged $2.4 million, $2.2 million, and $2.4 million for royalties, respectively. For 1999, the Company was charged $4.4 million for support services. As of January 1, 2000, Network Associates agreed to no longer charge the Company for support services as the Company provides these services to their customers on an on going basis. There are no support services charges for 2001 and 2000.

Tax Sharing Agreement.    The Company and Network Associates have entered into a tax-sharing agreement under which the Company calculates income taxes on a separate return basis. The Company will be included in Network Associates’ consolidated group for federal income tax purposes for so long as Network Associates owns at least 80% of the total voting power of the Company. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax-sharing agreement allocates tax liabilities between the Company and Network Associates, during the period in which the Company is included in Network Associates’ consolidated group, the Company could be liable in the event that any federal tax liability is incurred, but not discharged, by any other members of Network Associates’ consolidated group.

Under the tax sharing agreement, Network Associates and each other member has agreed to indemnify the Company if the Company is required to pay any tax liability amount in excess of its hypothetical separate income tax liability, provided the Company is not in default in its obligation to pay such hypothetical separate income tax liability to Network Associates.

The tax sharing agreement will terminate if the Company is no longer eligible to join Network Associates in the filing of a consolidated federal income tax return. In the event of such termination, any net operating losses or other carry forward amounts would not be available to the Company upon departure from the group. Under the tax sharing agreement, the Company will not be reimbursed for any such loss of tax benefits.

Indemnification and Voting Agreement.    The Company has entered into an indemnification and voting agreement with Network Associates which became effective on December 2, 1999. Except under certain specified circumstances, Network Associates will indemnify the Company for all losses related to any third party claims relating to events or circumstances arising out of actions or inaction of Network Associates, including its subsidiaries and officers and directors, on or prior to December 2, 1999. Additionally, for so long as Network Associates owns at least 20% of the Company’s outstanding voting power, it will vote its shares of the Company’s common stock in favor of the election of two independent directors.

Registration Rights Agreement.    The Company has entered into a registration rights agreement with Network Associates that entitles Network Associates to include its shares of Company common stock in any future registration of common stock made by the Company, other than any registration statement relating to an acquisition or a stock option plan. In addition, at any time after six months from December 2, 1999, Network Associates or certain transferees can request that the Company file a registration statement so they can publicly sell their shares. The Company has agreed pursuant to the terms of this registration rights agreement to pay all costs and expenses, other than underwriting discounts and commissions, related to shares to be sold by Network Associates or certain transferees in connection with any such registration.

Japanese Distribution Agreement.    On April 28, 2000, the Company entered into a Master OEM Distributor Agreement, effective as of January 1, 2000, with Network Associates Co., Ltd. (“NAC”) at the time a majority owned and as of June 27, 2001, a wholly-owned Japanese subsidiary of Network Associates. Under the terms of the agreement, NAC will be the exclusive distributor of certain of the Company’s products in the Japanese PC OEM channel, subject to certain terms and conditions set forth in the agreement, for an initial term of three years. The Company will receive a license fee. The Company, in turn, will pay NAC a revenue share of ten percent (10%) of net sales revenue it initially receives from PC OEM customers that subsequently purchase a subscription to McAfee Clinic. During 2001, and 2000, the Company recognized product revenue relating to license revenue from NAC of $1.8 million and $861,000, respectively. As of December 31, 2001, there was no account receivable from NAC.

Japanese Distribution Letter Agreement.    In a letter to McAfee.com dated June 21, 2001, (the “Japanese Distribution Letter Agreement”), Network Associates agreed to permit SourceNext Corporation (“SourceNext”), through an agreement between SourceNext and McAfee.com (the “SourceNext Agreement”), to distribute to both OEM and retail customers in Japan, Japanese language versions of certain of Network Associates licensed products and McAfee.com derivative products, notwithstanding the restrictions contained in the technology cross license agreement and the Company Reseller Agreement (described below). The Japanese Distribution Letter Agreement also provides that other than sales to specified OEMs and end users, during the term of the SourceNext Agreement, Network Associates and NAC will not distribute the products covered by the SourceNext Agreement in Japan to retail customers and OEMs.

Reseller Agreement.    Effective as of March 31, 2001, the Company entered into two Reseller Agreements with Network Associates, one with the Company as the reseller (“Company Reseller Agreement”) and one with Network Associates as the reseller (“Network Associates Reseller Agreement”). Under Company Reseller Agreement, the Company is permitted, among other things, to resell Network Associates licensed products and derivative McAfee.com products and services to business customers worldwide, except in Japan, for individual small office use. Under the Network Associates Reseller Agreement, Network Associates is permitted, among other things, to resell the Company’s products to original equipment manufacturers, application service providers, managed service providers and to end users, either directly or through resellers, in certain countries. For 2001, the Company paid Network Associates $1.7 million in license fees under the Company Reseller Agreement. The Company generated revenue, net of the amount paid to Network Associates, of $1.3 million for 2001 from the sale of Network Associates products under the Company Reseller Agreement. To date, the Company has not received any payment from Network Associates or recognized any revenue under the Network Associates Reseller Agreement.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This proxy statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.

By Order of the Board of Directors

Evan S. Collins Secretary

April 30, 2002

A copy of the Company’s 2001 Annual Report to Stockholders for the fiscal year ended December 31, 2001 has been included within the package of materials sent to you.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MCAFEE.COM CORPORATION
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2002

The undersigned stockholder of McAfee.com Corporation (“McAfee.com”), a Delaware corporation, hereby appoints Srivats Sampath and Evan Collins and each or either of them, with full power of substitution, proxies of the undersigned to vote all shares of common stock of McAfee.com that the undersigned is entitled to vote at the 2002 Annual Meeting of Stockholders to be held on Thursday, May 23, 2002, at 10:00 a.m. local time, at the Techmart, 5201 Great America Parkway, Santa Clara, California, and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, and with discretionary authority as to any and all other matters that may properly come before the meeting or any adjournment or postponement thereof.

IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

SEE REVERSE SIDE (Continued and to be signed on reverse side) SEE REVERSE SIDE

Please Detach Proxy Card Here.

MCAFEE.COM CORPORATION C/O EQUISERVE P.O. BOX 43068 PROVIDENCE, RI 02940

Vote by Telephone It’s fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone Follow these four easy steps:	Vote by Internet It's fast, convenient, and your vote is immediately confirmed and posted. Follow these four easy steps:

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     There is NO CHARGE for this call.

3.  Enter your Control Number located on your Proxy Card.

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Your vote is important! Call 1-877-PRX-VOTE anytime! Available only until 11:59 p.m. (EST), May 22, 2002.	Your vote is important! Go to http://www.eproxyvote.com/mcaf anytime. Available only until 11:59 p.m. (EST), May 22, 2002.

Do not return your Proxy Card if you are voting by Telephone or Internet

☒	Please mark votes as in this example.
Management Recommends a Vote FOR the Nominees For Director Listed Below.
1.	Election of Class III Directors.
(01) Stephen Richards, (02) Richard Schell

☐ FOR ALL NOMINEES	☐ WITHHELD FROM ALL NOMINEES

☐ ___________________________________________ To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.

Management Recommends a Vote FOR Proposal 2.
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants for the fiscal year ending December 31, 2002.
For ☐	Against ☐	Abstain ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING  ☐
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